Exhibit 15 (b)
Consent of Independent Registered Public Accounting Firm EY Accountants B.V.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-186849) pertaining to the Employees’ Savings Plan of Koninklijke Philips N.V. of our report dated February 21, 2025, with respect to the consolidated financial statements of Koninklijke Philips N.V. as of December 31, 2024 and for the two years in the period then ended, included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ EY Accountants B.V.

Amsterdam, the Netherlands
February 19, 2026